UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 27, 2009
HARRIS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-3863	34-0276860

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1025 West NASA Blvd., Melbourne, Florida	32919

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (321) 727-9100
No change
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.
At the start of trading on May 27, 2009, Harris Corporation (“Harris”) completed the spin-off to Harris’ shareholders of all the shares of Harris Stratex Networks, Inc. (“HSTX”) common stock owned by Harris. The distribution (the “Distribution”) of the approximately 55.8% of the outstanding shares of HSTX owned by Harris was made to Harris’ shareholders of record on May 13, 2009, the record date for the spin-off (the “Record Date”). Each Harris shareholder received 0.248418 of a share of HSTX Class A common stock for each share of Harris common stock such shareholder held as of 5:30 p.m. Eastern Time on the Record Date. The Distribution ratio was based on the number of shares of HSTX Class B common stock owned by Harris, which Harris exchanged for an equal number of shares of HSTX Class A common stock prior to the Distribution in order to effect the spin-off, divided by the number of shares of Harris common stock and common stock equivalents outstanding on the Record Date. Harris’ shareholders of record on the Record Date will receive cash in lieu of any fraction of a HSTX share that they would otherwise receive in the spin-off.
In aggregate, Harris distributed 32,913,377 shares of HSTX Class A common stock to Harris’ shareholders. Based upon the $5.26 per share closing price for the HSTX Class A common stock on the NASDAQ Global Market on May 26, 2009, the day prior to the date of the Distribution, the aggregate market value of the shares distributed was approximately $173 million. The Distribution of the HSTX shares was structured as a taxable pro rata dividend to Harris’ shareholders for U.S. Federal income tax purposes.
HSTX was incorporated in Delaware for the purpose of combining the businesses of Harris’ former Microwave Communications Division and Stratex Networks, Inc. This combination was completed on January 26, 2007, when 24,782,153 shares of HSTX Class A common stock were issued to the former holders of Stratex Networks, Inc. common stock and 32,913,377 shares of HSTX Class B common stock were issued to Harris.
Until the date of the Distribution, as a majority-owned subsidiary of Harris, HSTX’s results of operations and financial position were consolidated into Harris’ financial statements. Subsequent to the Distribution, Harris no longer owns an equity interest in HSTX and, therefore, HSTX no longer constitutes part of Harris’ business operations. Accordingly, after the Distribution, HSTX’s results of operations will be collapsed into a single line item entitled “Discontinued operations” for current and prior periods presented. Harris’ fiscal 2009 fourth quarter results of operations will reflect approximately two months of the financial results of HSTX, representing the period prior to the Distribution.
As a result of the Distribution, Harris will record an estimated charge of $45.3 million to write-down the net assets of HSTX to the fair value of the shares of HSTX common stock distributed to Harris’ shareholders in the Distribution. In addition, Harris will incur transaction-related and other costs in the fourth quarter of fiscal 2009 associated with the spin-off of approximately $12.2 million as well as an estimated charge to write off deferred tax assets of $11 million. In connection with the Distribution, Harris will also record a non-cash share-based compensation charge of approximately $3.8 million related to an adjustment to previously granted Harris employee stock options to preserve the intrinsic value of such employee stock options following the spin-off. The fair value of the shares of HSTX common stock distributed to Harris’ shareholders in the Distribution was calculated based on the number of such shares (32,913,377) and the closing price for the HSTX Class A common stock on the NASDAQ Global Market on May 26, 2009 (or $5.26 per share).
Item 9.01. Financial Statements and Exhibits.
(b) Pro forma financial information.
The unaudited pro forma condensed consolidated statements of income of Harris for the three fiscal quarters ended April 3, 2009 and for the fiscal years ended June 27, 2008, June 29, 2007 and June 30, 2006, which treat the spin-off as if the Distribution occurred on July 2, 2005 (the beginning of Harris’ fiscal 2006), and the unaudited pro forma condensed consolidated balance sheet of Harris as of April 3, 2009, which treats the spin-off as if the Distribution occurred on April 3, 2009 (the end of Harris’ third quarter of fiscal 2009), are filed as Exhibit 99 to this Current Report on Form 8-K and incorporated herein by reference.
(d) Exhibits.
The following exhibit is filed herewith:
99	Pro forma financial statements, including:
(i)	Unaudited pro forma condensed consolidated statements of income for:

•	three fiscal quarters ended April 3, 2009; and

•	fiscal years ended June 27, 2008, June 29, 2007 and June 30, 2006.
(ii)	Unaudited pro forma condensed consolidated balance sheet as of April 3, 2009.

(iii)	Notes to unaudited pro forma condensed consolidated financial statements.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARRIS CORPORATION
	By:	/s/ Gary L. McArthur
		Name:	Gary L. McArthur
Date: May 29, 2009		Title:	Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.
Under Reg. S-K,
Item 601	Description
99	Pro forma financial statements, including:
(i)	Unaudited pro forma condensed consolidated statements of income for:
•	three fiscal quarters ended April 3, 2009; and

•	fiscal years ended June 27, 2008, June 29, 2007 and June 30, 2006.
(ii)	Unaudited pro forma condensed consolidated balance sheet as of April 3, 2009.

(iii)	Notes to unaudited pro forma condensed consolidated financial statements.